UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2010

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Issuance of Redemption Notices for 7.857% Notes due 2011, 8.625% Senior Notes due 2011 and 9.00% Senior Notes due 2015

On August 30, 2010, The Goodyear Tire & Rubber Company (the "Company") called for redemption on September 29, 2010 (the "Redemption Date") all of its $388 million outstanding aggregate principal amount of 7.857% Notes due 2011 (the "7.857% Notes"), its $325 million outstanding aggregate principal amount of 8.625% Senior Notes due 2011 (the "8.625% Notes") and its $260 million outstanding aggregate principal amount of 9.00% Senior Notes due 2015 (the "9.00% Notes"). The redemption price for the 7.857% Notes is the greater of (1) 100% of the principal amount of the 7.857% Notes and (2) the sum of the present values of the remaining scheduled payments on the 7.857% Notes, discounted to the Redemption Date using a defined treasury rate plus 35 basis points (0.35%), and will be determined as of the third business day prior to the Redemption Date. The redemption price for the 8.625% Notes is 104.313% of the principal amount and for the 9.00% Notes is 104.500% of the principal amount. In each case, accrued and unpaid interest will be paid to the Redemption Date.

The 7.857% Notes were issued pursuant to the Indenture, dated as of March 1, 1999, between the Company and Wells Fargo Bank, N.A. (successor to The Chase Manhattan Bank), as trustee, as supplemented on August 15, 2001. The 8.625% Notes were issued pursuant to the Indenture, dated as of November 21, 2006, among the Company, the subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee. The 9.00% Notes were issued pursuant to the Indenture, dated as of June 23, 2005, among the Company, the subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

August 30, 2010	By:	Darren R. Wells

Name: Darren R. Wells
Title: Executive Vice President and Chief Financial Officer